THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED
 OCTOBER 29, 1999, AND THE RELATED LETTER OF TRANSMITTAL, AND ANY AMENDMENTS
   OR SUPPLEMENTS THERETO, AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER, HOWEVER, IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM
    OR ON BEHALF OF) HOLDERS OF SHARES RESIDING IN ANY JURISDICTION IN
     WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN
       COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION
       WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO
       BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE
          DEEMED TO BE MADE ON BEHALF OF SERCEL ACQUISITION CORP. BY
          ONE OR MORE   REGISTERED BROKERS OR DEALERS LICENSED UNDER
                        THE LAWS OF SUCH JURISDICTIONS.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                             GEOSCIENCE CORPORATION
                                       at
                              $6.71 Net Per Share
                                       by
                            SERCEL ACQUISITION CORP.
                       a direct, wholly owned subsidiary
                                       of
                                  SERCEL, INC.
                                      and
                      an indirect, wholly owned subsidiary
                                       of
                       COMPAGNIE GENERALE DE GEOPHYSIQUE

    Sercel Acquisition Corp. (the "Purchaser"), a direct, wholly owned subsidiary of Sercel, Inc. and an indirect, wholly owned subsidiary of Compagnie Generale de Geophysique, a French societe anonyme (the "Parent"), is offering to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of GeoScience Corporation, a Nevada corporation (the "Company"), at a purchase price of $6.71 per Share, net to the seller in cash, without interest (the "Per Share Amount"), on the terms and subject to the conditions set forth in the Offer To Purchase, dated October 29, 1999 (the "Offer To Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering Stockholders who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Following the Offer, the Purchaser intends to effect the Merger described below.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, DECEMBER 10, 1999, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES THAT (TOGETHER WITH ANY SHARES THEN OWNED BY PARENT OR ANY OF ITS SUBSIDIARIES) CONSTITUTES 70% OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"). TECH-SYM CORPORATION, THE HOLDER OF 73% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MAJORITY STOCKHOLDER"), HAS AGREED TO TENDER ITS SHARES IN THE OFFER PURSUANT TO A SHAREHOLDER AGREEMENT DESCRIBED HEREIN. THE OFFER IS ALSO SUBJECT TO (A) THE RECEIPT OF FINANCING BY THE
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PARENT SUFFICIENT TO CONSUMMATE THE OFFER AND THE MERGER, (B) THE EXPIRATION OR
TERMINATION OF ANY APPLICABLE WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE RECEIPT OF ANY REQUIRED ANTITRUST APPROVALS FROM THE EUROPEAN UNION OR ANY MEMBER COUNTRY THEREOF, AND
(C) CERTAIN OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 12, 14 AND 15 OF THE OFFER TO PURCHASE. THE PARENT HAS RECEIVED A FINANCING COMMITMENT IN AN AMOUNT SUFFICIENT TO CONSUMMATE THE OFFER AND THE MERGER ON THE TERMS DESCRIBED HEREIN, WHICH COMMITMENT IS SUBJECT TO CERTAIN CONDITIONS SET FORTH IN SECTION 10 OF THE OFFER TO PURCHASE.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 23, 1999 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the Nevada Revised Statutes (the "Nevada Law"), either, (a) if more than 90% of the Shares are purchased pursuant to the Offer, at the option of the Parent or the Purchaser, the Company will be merged into the Purchaser or (b) if less than 90% of the Shares are purchased pursuant to the Offer, the Purchaser will be merged into the Company (in either case the "Merger"). Following consummation of the Merger, the surviving corporation will be an indirect, wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share (excluding Shares owned by the Company or any subsidiary of the Company or by the Parent or any subsidiary of the Parent) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the price per Share paid pursuant to the Offer, without interest (and less any required withholding taxes). The Merger Agreement is more fully described in Section 12 of the Offer to Purchase. No dissenters' or appraisal rights are available under Nevada Law in connection with the Offer or the Merger, unless the Shares are no longer quoted on Nasdaq at the time of the Merger. In such case, Stockholders would be entitled to dissent from the Merger and demand fair value of the Shares in compliance with Nevada Law.

    Simultaneously with the execution and delivery of the Merger Agreement, the Parent, the Purchaser and the Majority Stockholder entered into a Shareholder Agreement pursuant to which the Majority Stockholder has agreed, subject to the terms thereof, to tender all of the shares it beneficially owns (currently representing 73% of the outstanding shares on a fully diluted basis) to the Purchaser in the Offer and to vote such Shares in favor of the Merger. The Majority Stockholder has also granted the Purchaser a proxy to vote all of its Shares in favor of the Merger and an option to purchase its Shares at the Per Share Amount.

    THE BOARD OF DIRECTORS OF THE COMPANY (WITH ONE DIRECTOR DISSENTING) HAS DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, IS IN THE BEST INTERESTS OF THE STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to Continental Stock Transfer & Trust Company (the Depositary) of its acceptance of such Shares for payment pursuant to the Offer. In all cases, on the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering Stockholders. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal.

    The consummation of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, including, if required, the approval of the Merger by the requisite vote of the
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Stockholders of the Company and any antitrust approvals. The Stockholder vote necessary to approve the Merger is the affirmative vote of the holders of a majority of the issued and outstanding Shares, voting as a single class, at the Company Stockholders' meeting. If the Minimum Condition is satisfied and the Purchaser purchases Shares pursuant to the Offer or if the Parent exercises its rights under the Shareholder Agreement, the Purchaser will be able to effect the Merger without the affirmative vote of any other Stockholder. If the Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Nevada Law, without prior notice to, or any action by, any other Stockholder. In that event, the Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer.

    UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID FOR THE SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. NO INTEREST WILL BE PAID ON THE CONSIDERATION TO BE PAID IN THE MERGER TO STOCKHOLDERS WHO FAIL TO TENDER THEIR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY DELAY IN EFFECTING THE MERGER OR MAKING SUCH PAYMENT.

    The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, December 10, 1999, unless and until the Purchaser (in accordance with the terms of the Merger Agreement) shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser may, under certain circumstances, (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and
(b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by a public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw such Stockholder's Shares.

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after December 28, 1999, unless theretofore paid for by the Purchaser. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holders of the Shares, if different from the person who tendered the Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering Stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to Stockholders. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if
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applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial Stockholders.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance and copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                       or CALL TOLL FREE: (800) 322-2885

October 29, 1999